Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Pampa Energía S.A.’s Form F-4/A of our report dated April 29, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Petrobras Argentina S.A.’s Annual Report on Form 20-F for the year ended December 31, 2015.  We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ Price Waterhouse & Co. S.R.L.
Argentina, Autonomous City of Buenos Aires

December 13, 2016